LEGEND MEDIA, INC.
List of Subsidiaries
As of June 30, 2009

Subsidiary	Place Incorporated	% Owned
Well Chance	United States	100
Legend Media Investment Company Limited	BVI	80
Three subsidiaries of Legend Media Investment Company Limited
Legend Media Tianjin HK Limited	Hong Kong	80
Legend Media (Beijing) Consulting Company Limited	PRC	80
Tianjin Yinse Lingdong Advertising Co., Ltd	PRC	80	*
News Radio Limited	BVI	100
Four subsidiaries of News Radio Limited
CRI News Radio Limited	Hong Kong	100
Legend Media (Beijing) Information and Technology Co., Ltd.	PRC	100
Beijing Maihesi Advertising International Co., Ltd.	PRC	100	*
Beijing Yinse Lingdong Advertising Co., Ltd.	PRC	100	*